EXHIBIT (4)(a)

FORM OF POLICY

A Stock Company (Hereafter called the Company, we, our or us)	Home Office located at: [4 Manhattanville Road, Purchase, New York 10577 Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319) 398-8511]

POLICY NUMBER: [07 – 12345]

This is a legal contract between the Owner and Transamerica Financial Life Insurance Company, a Stock Company (Hereafter called the Company, we, our or us.) The Company will provide annuities and other benefits as set out in this annuity contract, subject to its provisions. This annuity contract is delivered in, and is governed by, the laws of the State of New York.

WE AGREE

•	To provide annuity payments as set forth in Section 10 of this policy,

•	Or to pay withdrawal benefits in accordance with Section 5 of this policy,

•	Or to pay death proceeds in accordance with Section 9 of this policy.

This contract permits the accumulation of funds on a tax-deferred basis and provides a periodic annuity payment for the life of the annuitant or for a certain period of time, payments start on the annuity commencement date.

The smallest annual rate of investment return that would have to be earned on the assets of the separate account so that the dollar amount of variable annuity payments will not decrease is 6.45%

Prior to the annuity commencement date, a daily charge corresponding to an annual charge of no more than 2.20% for the Return of Premium death benefit option (2.60% for the Annual Step-Up death benefit option), is applied by the Company to the assets of the separate account. The corresponding annual charge after the annuity commencement date is no more than 1.45% regardless of death benefit option elected prior to the annuity commencement date. The amounts applicable to this policy are shown on the Policy Data page. In addition, a maximum annual service charge of $30 is assessed (prior to the annuity commencement date only) on each policy anniversary if either the sum of premium less withdrawals is less than $50,000 (or the policy value is less than $50,000) on the policy anniversary.

See the “Service Charge” provision in Section 4 and the “Charges and Deductions” provision in Section 6 of this contract for more details. These agreements are subject to the provisions of this contract. This contract is issued in consideration of the application and payment of the initial premium as provided. This contract may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.

20 DAY RIGHT TO CANCEL

You may cancel this contract by delivering or mailing a written notice to us or your agent. You must return the contract before midnight of the twentieth day after the day you receive it. Notice given by mail and return of the contract by mail are effective upon being mailed, properly addressed and postage prepaid. We will return the policy value, including any fees and charges, within 10 days after we receive notice of cancellation and the returned contract.

If this contract is a replacement of another contract, the Right to Cancel period is extended to 60 days and we will return the policy value, including any fees and charges, for this contract within 10 days after we receive notice of cancellation and the returned contract.

The value of the subaccount(s) is based on the value of the separate account assets which are not guaranteed as to fixed dollar amounts and will increase or decrease in value based on investment results.

Signed for us at our home office.

[/s/ Illegible]	[/s/ Illegible]
SECRETARY	PRESIDENT

This policy is a legal contract between the policyowner and the Company.

READ YOUR POLICY CAREFULLY

Flexible Premium Deferred Variable Annuity

Income Payable At Annuity Commencement Date

Benefits Based On The Performance Of The Separate Account Are

Variable And Are Not Guaranteed As To Dollar Amount (See Sections 5, 6, 9 and 10C)

Non-Participating

WE RESERVE THE RIGHT TO (I) REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT,

AND (II) PROHIBIT TRANSFERS TO THE FIXED ACCOUNT, AFTER THE POLICY DATE

AV1178 101 194 904

SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT

We have established and will maintain one or more separate accounts, under the laws of the state of New York. Any realized or unrealized income, net gains and losses from the assets of the separate account are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in the separate account for this policy, as well as for other variable annuity policies. Any separate account may invest assets in shares of one or more mutual fund portfolio, or in the case of a managed separate account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or prorata ownership of the assets held in a subaccount of a managed separate account. Fund shares are purchased, redeemed, and valued on behalf of the separate account.

The separate account is divided into subaccounts. Each subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any subaccount of the separate account.

The separate account meets the definition of a “separate account’: under rule 0–1(e)(1) of the Investment Company Act of 1940 (the “1940 Act”). The assets of the separate account are our property. These assets will equal or exceed the reserves and other contract liabilities of the separate account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the separate account, to transfer assets of a subaccount, in excess of the reserves and other contract liabilities with respect to that subaccount, to another subaccount or to our general account.

We will determine the fair market value of the assets of the separate account in accordance with a method of valuation, which we establish in good faith. Valuation period means the period of time from one determination of the value of each subaccount to the next. Such determinations are made when the value of the assets and liabilities of each subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open. In order to determine the value of an asset on a day that is not a business day, the Company will use the value of that asset as of the end of the next business day on which trading takes place.

The Company will determine the value of the reserves for assets in the separate account at the end of each business day. In order to determine the value of reserves for assets on a day that is not a business day, the Company will use the value of that asset as of the end of the prior business day on which trading took place.

We also reserve the right to transfer assets of the separate account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term “separate account”, as used in the policy, shall then mean the separate account to which the assets were transferred.

We also reserve the right, when permitted by law, to:

(a)	deregister the separate account under the Investment Company Act of 1940;

(b)	manage the separate account under the direction of a committee at any time;

(c)	restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the separate account;

(d)	combine the separate account with one or more other separate accounts;

(e)	create new separate accounts;

(f)	add new subaccounts to or remove existing subaccounts from the separate account, or combine subaccounts; and

(g)	add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

PB1935	Page 7

SECTION 6 - CONTINUED

The net asset value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed separate account, by the Company. The net asset value is computed by adding the value of the subaccount’s investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net asset values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed separate account.

CHANGE IN INVESTMENT, OBJECTIVE OR POLICY OF A MUTUAL FUND

If required by law or regulation, an investment policy of the separate account will only be changed if approved by the appropriate insurance official of the state of New York or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS

The mortality and expense risk fee and the administrative charge are each deducted both before and after the annuity commencement date to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy. The service charge is deducted prior to the annuity commencement date only.

If the mortality and expense risk fee is more than sufficient, the Company will retain the balance as profit or may reduce this fee in the future.

ACCUMULATION UNITS

The policy value in the separate account before the annuity commencement date is represented by accumulation units. The dollar value of accumulation units for each subaccount will change from business day to business day reflecting the investment experience of the subaccount Accumulation units shall be used to account for all amounts allocated to or withdrawn from a subaccount of the separate account as a result of premium payments, partial withdrawals, transfers, or fees and charges.

Transfers and premium payments allocated to the subaccounts will be applied to provide accumulation units in those subaccounts. The number of accumulation units purchased in a subaccount will be determined by dividing the dollar amount allocated to or transferred to that subaccount, by the value of an accumulation unit for that subaccount on the premium payment or transfer date.

The number of accumulation units withdrawn or transferred from the subaccounts will be determined by dividing the dollar amount withdrawn or transferred by the value of an accumulation unit for that subaccount on the withdrawal or transfer date.

We set the initial accumulation unit value for each subaccount. Subsequent accumulation unit values for each subaccount are determined by multiplying the accumulation unit value for the immediately preceding valuation period by the net investment factor of the subaccount for the current valuation period.

The net investment factor used to calculate the value of an accumulation unit in each subaccount for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)	is the result of:

(1)	the net asset value of a fund share held in that subaccount determined as of the end of the current valuation period; plus

(2)	the per share amount of any dividend or capital gain distributions made by the fund for shares held in that subaccount if the ex-dividend date occurs during the valuation period; plus or minus

(3)	a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that subaccount.

(b)	is the net asset value of a fund share held in that subaccount determined as of the end of the immediately preceding valuation period.

(c)	is a factor representing the mortality and expense risk fee and administrative charge before the annuity commencement date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data page of the daily net asset value of a fund share held in that subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

V1761	Page 8

SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT

The fixed account is comprised of a one–year guaranteed period option and the dollar cost averaging fixed account option that we may choose to offer. Premium payments applied to and any amounts transferred to the fixed account will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

We reserve the right, at our sole discretion, to prohibit premium payments and/or transfers allocated to any of the fixed account options described in this section after the policy date. We will provide 30 days advance written notice of this decision. We will also provide timely written notification to you once any such prohibition of premium payments and/or transfers is no longer in effect.

GUARANTEED PERIOD OPTION

We may offer a one–year Guaranteed Period Option in the fixed account, into which premium payments may be paid or amounts transferred. The current interest rate we set for funds entering the one–year guaranteed period option is guaranteed until the end of that option’s guaranteed period. At that time, the premium payment made or amount transferred into the guaranteed period option, less any withdrawals or transfers from that guaranteed period option, plus accrued interest, may be rolled into a new guaranteed period option or may be transferred to any subaccount(s) within the separate account(s).

You may choose the investment option(s) you want the funds transferred into by giving us a written notice within 30 days before the end of the expiring option’s guaranteed period. However, any available guaranteed period elected may not extend beyond the maximum annuity commencement date defined in Section 11. In the absence of such election, the funds will be rolled into a new guaranteed period option which is the same as the expiring guaranteed period option unless that guaranteed period option is no longer offered. In that case, the funds will be rolled into the next shorter guaranteed period option available, otherwise the next longer guaranteed period option available if we are allowing transfers into the guaranteed period options at that time. You will be mailed a notice of completion of the rollover with the new interest rate applicable. The new guaranteed period option will be deemed as accepted if we do not receive a written rejection within 30 days from the postmark date of the completion notice. If we are prohibiting transfers into new guaranteed period options, we will provide 30 days advance written notice of this decision. We will also provide timely written notification to you once any such prohibition of transfers is no longer in effect.

When funds are withdrawn or transferred from a guaranteed period option, the policy value associated with the oldest premium payment or transfer is considered to be withdrawn or transferred first. If the amount withdrawn or transferred exceeds the policy value associated with the oldest premium, the policy value associated with the next oldest premium payment or transfer is considered to be withdrawn or transferred next, and so on until the policy value associated with the most recent premium payment or transfer is considered to be withdrawn or transferred.

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

We may offer a dollar cost averaging fixed account option separate from the guaranteed period options. This option will have a one–year interest rate guarantee. The current interest rate we set for the dollar cost averaging fixed account may differ from the rates credited on the one-year guaranteed period option in the fixed account. In addition, the current interest rate we credit may vary on different portions of the dollar cost averaging fixed account. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3. The dollar cost averaging fixed account option will only be available under a dollar cost averaging program as described in Section 8.

VB1761	Page 9

SECTION 8 - TRANSFERS

A.	TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the annuity commencement date, you may transfer the policy values from one investment option to another by notifying us in a form and manner acceptable to us. Transfers under this policy may be restricted if you elect a rider which contains restrictions on transfers.

Transfers of policy value from the separate account are subject to a minimum of $500 or the entire subaccount policy value, if less. However, if the remaining subaccount policy value is less than $500, we reserve the right to include that amount as part of the transfer.

Transfers of interest credited in the guaranteed period options to other Investment Options are allowed on a “First-In, First-Out” basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer must be at least $50.

You may choose the one-year guaranteed period option to transfer to or from, however, any guaranteed period option elected may not extend beyond the maximum annuity commencement date defined in Section 11.

We reserve the right to limit transfers to no more than 12 in any one policy year. Any transfers in excess of 12 per policy year may be charged a $10 per transfer fee. Transfers among multiple investment options will be treated as one transfer in determining the number of transfers that have occurred. We also reserve the right, at our sole discretion, to refuse transfers allocated to any of the fixed account options. If we are prohibiting transfers to the fixed account, we will provide 30 days advance written notice of this decision. You must indicate which investment option(s) to transfer the funds to while such prohibition is in effect. We will also provide timely written notification to you once any such prohibition of transfers is no longer in effect.

This policy was not designed for the use of programmed, large, frequent, or short-term transfers. Such transfers may be disruptive to the underlying fund portfolios, increase transaction costs, and cause adverse effects for other policy owners and beneficiaries. If we determine you are engaged in such activities we will use a combination of the following measures in an attempt to deter those activities, without taking the same measures for all owners: (1) monitor your trading activity; (2) advise you in writing of our policy against market timing and disruptive trading; (3) revoke expedited transfer privileges (we consider transfers by fax, overnight mail, or the Internet to be “expedited” transfers); (4) require written transfer requests with an original signature conveyed only via U.S. Mail for all transfers; (5) restrict the transfer privileges of others acting on your behalf, including your registered representative or an asset allocation or investment advisory service; (6) suspend or discontinue your transfer privileges; (7) impose holding period requirements; (8) limit the number, size, frequency, manner, or timing of transfers; (9) reject any premium payment or transfer request; (10) implement, administer, and impose fees or restrictions, including redemption fees, imposed by an underlying fund portfolio; and (11) reverse potentially harmful transfers. For all of these purposes, we may aggregate two or more policies that we believe are connected. We will also administer the policy to comply with state, federal and other regulatory requirements concerning transfers.

DOLLAR COST AVERAGING OPTION

Prior to the annuity commencement date, you may instruct us to automatically transfer a specified amount from source accounts made available by us to any other subaccount(s) of the separate account. The automatic transfers can occur monthly or quarterly. You may change the subaccounts to which these transfers are allocated as permitted by us from time to time.

Transfers will continue until the elected source account is depleted. The amount transferred each time must be at least $500. All transfers from the source account will be the same amount as the initial transfer. Changes to the subaccounts to which these transfers are allocated are not restricted. Transfers must be scheduled for at least 6 months, but not more than 24 months or for at least 4 quarters, but not more than 8 quarters each time the dollar cost averaging program is started or restarted following termination of the program for any reason.

Dollar cost averaging results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the dollar cost averaging program will result in higher policy values or will otherwise be successful.

L1214	Page 10

SECTION 8 - CONTINUED

Dollar cost averaging may be discontinued before its scheduled completion by sending written notice to us. If dollar cost averaging is discontinued prior to the end of the scheduled period, all remaining funds in the dollar cost averaging fixed account will be transferred at that time. Unless we are notified otherwise the funds remaining in the dollar cost averaging fixed account will be transferred to the subaccounts in the percentages currently indicated. While dollar cost averaging is in effect, asset rebalancing is not available.

ASSET REBALANCING

Prior to the annuity commencement date, you may instruct us to automatically transfer amounts among the subaccounts of the separate account on a regular basis to maintain a desired allocation of the policy value among the various subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual, or annual basis, beginning on a date selected by you. You must select the percentage of the policy value desired in each of the various subaccounts offered (totaling 100%}. Any amounts in the fixed account are ignored for the purposes of asset rebalancing. Rebalancing can be started, stopped or changed at any time. Asset rebalancing is not available while dollar cost averaging is in effect. Rebalancing will cease as soon as we receive a request for any other transfer.

B.	TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the annuity commencement date, you may transfer the value of the variable annuity units from one subaccount to another within the separate account or to the fixed account. If you want to transfer the value of the variable annuity units, you must provide a signed notice, containing the facts that we need. We reserve the right to limit transfers between the subaccounts or to the fixed accounts to once per policy year.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the subaccount from which the transfer is being made. If the monthly income of the remaining units in a subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the annuity commencement date, no transfers may be made from the fixed account to any other investment options.

SECTION 9 - DEATH PROCEEDS

A.	DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greater of the policy value or the guaranteed minimum death benefit plus any additional premium payments received, less any gross partial withdrawals, from the date of death to the date of payment of death proceeds.

Until the death proceeds are paid, the policy value will remain in the subaccounts as previously specified by the owner or as reallocated pursuant to instructions received by us from all beneficiaries (due proof of death is required before we will accept such instructions). Therefore, the policy value (and cash value} will fluctuate with the investment performance of the applicable subaccounts and accordingly, the amount of the death proceeds will also vary until the proceeds are paid.

For purposes of this policy, proof of death means:

(a)	a certified copy of the death certificate; or

(b)	a certified copy of a decree of a court of competent jurisdiction as to a finding of death; and

(c)	any other proof or other documents required by us.

If you have not directed how death proceeds are to be paid by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the owner’s or annuitant’s death as described in Subsection C below. The beneficiary may elect to receive the death proceeds as a lump sum or in payments as described in Subsection C below. We will pay interest on death proceeds as required by law.

We must distribute death proceeds or continue making payments under an income option under this annuity policy as required in Internal Revenue Code Section 72(s). The requirements of Internal Revenue Code Section 72(s) will override any provision of this policy to the contrary.

B.	GUARANTEED MINIMUM DEATH BENEFIT

The amount of the guaranteed minimum death benefit (GMDB) is based on the guaranteed minimum death benefit option shown on the policy data page. You may not change the guaranteed minimum death benefit option after we issue the policy.

LB1214	Page 11

SECTION 9 - CONTINUED

Annual Step-Up Death Benefit

This GMDB is equal to:

(1)	the largest policy value on the policy date or on any policy anniversary prior to the earlier of the date of death or the annuitant’s 81st birthday; plus

(2)	any premium payments subsequent to the date of the policy anniversary with the largest policy value; minus

(3)	any adjusted partial withdrawals (as described below), subsequent to the date of the policy anniversary with the largest policy value.

Return of Premium Death Benefit

This GMDB is equal to the total premiums paid for this policy, less any adjusted partial withdrawals (as described below), as of the date of death.

Adjusted Partial Withdrawals – A partial withdrawal taken as provided in Section 5 will reduce the elected guaranteed minimum death benefit by an amount referred to as the “adjusted partial withdrawal”. The adjusted partial withdrawal may be a different amount than the gross partial withdrawal described in Section 5. If at the time of the partial withdrawal, the policy value is greater than the GMDB, the adjusted partial withdrawal will equal the gross partial withdrawal.

The adjusted partial withdrawal formula is APW = GPW times (DP/PV) where:

APW	=	adjusted partial withdrawal

GPW	=	gross partial withdrawal

DP	=	death proceeds prior to the withdrawal (equal to the greater of PV and GMDB)

PV	=	policy value prior to the withdrawal

GMDB	=	guaranteed minimum death benefit prior to the withdrawal

C.	DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Payment of death proceeds depends on the relationships between the owner, annuitant, and beneficiary as outlined below.

If there are surviving owners, the surviving owners automatically take the place of any designated beneficiary or beneficiaries.

Where there are joint annuitants, the death proceeds become payable only upon the death of the surviving annuitant subject to the distribution requirements under Subsection C.II. below.

I.	Annuitant Death

When we have due proof that the annuitant died before the annuity commencement date, the death proceeds are payable to the beneficiary. Interest upon the death proceeds paid will be computed daily at the rate currently being credited to the fixed account from the date of death, in connection with the death claim of this policy to the date of payment and will be considered a part of the total sum paid. If no beneficiary is designated and there is no surviving owner, the owner’s estate will become the beneficiary.

a)	When the beneficiary is the deceased annuitant’s surviving spouse. The beneficiary may elect to continue this policy as owner and annuitant rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the guaranteed minimum death benefit over the policy value will then be added to the policy value pro rata according to the amount of policy value in each investment option at that time. This is a one-time only policy value adjustment applied at the time the policy is continued, and the guaranteed minimum death benefit previously selected will continue on as applicable.

If the policy is continued, all current surrender charges will be waived; however, any premium received after the deceased annuitant’s death will be subject to any applicable surrender charges.

If the beneficiary elects to have the death proceeds paid rather than continue the policy, the death proceeds must be distributed pursuant to subsections (b)(1) and (2) below.

b)	When the beneficiary is an individual who is not the deceased annuitant’s surviving spouse. The death proceeds must be distributed:

(1)	by the end of 5 years after the date of the deceased annuitant’s death; or

(2)	payments (either as annuity payments or partial withdrawals) must begin no later than one year after the deceased annuitant’s death and must be made for a period certain or for this beneficiary’s lifetime, so long as any period certain does not exceed this beneficiary’s life expectancy (as defined by the Internal Revenue Code and regulations adopted under that Code). Election of this option must be made at least 60 days prior to the one year anniversary of the annuitant’s death.

c)	When the beneficiary is not a natural person. The death proceeds must be distributed within 5 years after the annuitant’s death.

D645	Page 12

SECTION 9 - CONTINUED

II.	Owner Death

At death of any owner, all current surrender charges will be waived, however, any premium received after the deceased owner’s death will be subject to any applicable surrender charges.

If the deceased owner is also the sole annuitant. Subsection C.I. “Annuitant Death” above applies.

If an owner or joint owner who is not the sole annuitant dies prior to the annuity commencement date and before the entire interest in the policy is distributed, the successor owner as defined below will become the new owner, and no death proceeds are payable. The person or entity first listed below who is alive or in existence on the date of that death will become the successor owner:

a)	surviving owner;

b)	primary beneficiary;

c)	contingent beneficiary; or

d)	deceased owner’s estate.

The successor owner will need to take distributions according to a), b), or c) below:

a)	If the sole successor owner is the deceased owner’s spouse, we will continue this policy with the successor owner as the new owner, unless the deceased owner’s spouse elects to take distribution as described in b)(1) or b)(2) below.

b)	If the successor owner is an individual who is not the deceased owner’s spouse, the adjusted policy value or the minimum required cash value, if greater, must be distributed:

(1)	by the end of 5 years after the date of the deceased owner’s death; or

(2)	payments (either as annuity payments or partial withdrawals) must begin no later than one year after the deceased owner’s death and must be made for a period certain or for the successor owner’s lifetime, so long as any period certain does not exceed the successor owner’s life expectancy (as defined by the Internal Revenue Code and regulations adopted under that Code). Election of this option must be made at least 60 days prior to the one year anniversary of the deceased owner’s death.

c)	If the successor owner is not a natural person, the adjusted policy value or the minimum required cash value, if greater, must be distributed within 5 years after the owner’s death.

D.	DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the annuity commencement date depend on the payment option selected, if any owner dies on or after the annuity commencement date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the beneficiary at least as rapidly as under the method of distribution being used as of the date of that death.

E.	AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner or beneficial owner is not an individual, then for purposes of Section 72(s) of the Internal Revenue Code’s mandatory distribution provisions in subsection C or D above, (1) the primary annuitant will be treated as the owner of the policy, and (2) if there is any change in the primary annuitant, such a change will be treated as the death of the owner.

DB645	Page 13

SECTION 10 - INCOME OPTIONS

A.	GENERAL PAYMENT PROVISIONS

Payment

If this policy is in force on the annuity commencement date, we will use the fixed account portion and/or the separate account portion of the policy value to make payments under an income option to the payee under fixed income option 2 and/or variable income option 3-V, respectively, with 10 years certain, or if elected, under one or more of the other income options described in this section, or any other method of payment if we agree. However, the income option elected must provide for lifetime income or income for a period of at least 60 months. You will become the annuitant at the annuity commencement date. Payments will be made at 1, 3, 6, or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $20.

Before the annuity commencement date, if the death proceeds become payable, or if you surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be applied to one or more of the income options described in this section, or any other method of payment if we agree.

Betterment of Rates

The amounts shown in the tables on page 18-19 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us. Fixed annuity payments at the time of their commencement will not be less than those which would be provided by the application of the policy value to purchase any single consideration immediate annuity contract (as described in Section 4223 (a)(1)(E) of the New York Insurance Law) offered by the company at the time to the same class of annuitant.

Adjusted Age

Payments under fixed income options 2 and 4 and the first payment under variable income options 3-V and 5-V are determined based on the adjusted age of the annuitant. The adjusted age is the annuitant’s actual age on the annuitant’s nearest birthday, at the annuity commencement date, adjusted as follows:

Annuity Commencement Date	Adjusted Age
Before 2010	Actual Age
2010 - 2019	Actual Age minus 1
2020 - 2026	Actual Age minus 2
2027 - 2033	Actual Age minus 3
2034 - 2040	Actual Age minus 4
After 2040	Actual Age minus 5

Election of Optional Method of Payment

Before the annuity commencement date, you can elect or change an income option. You may elect, in a notice in a form and manner acceptable to us, income options that may be either variable, fixed, or a combination of both. If you elect a combination, you must also tell us what part of the policy value on the annuity commencement date are to be applied to provide each type of payment. (You must also specify which subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable income option will reflect the investment performance of the selected subaccount(s) of the separate account.

Payee

Unless you specify otherwise, the payee shall be the annuitant.

Proof of Age

We may require proof of the age of any person who elects income options 2, 3-V, 4 and 5-V of this Section before we make the first payment.

Minimum Proceeds

If the policy value on the annuity commencement date is less than $2,000, we reserve the right to pay the policy value out as a lump sum instead of applying them to an income option.

Premium Tax

The Insurance laws of the State of New York currently do not allow the imposition of premium taxes on the amount applied to a settlement option. Therefore, such deductions will not be made while the owner is a resident of the State of New York, unless subsequent changes in New York’s insurance laws provide otherwise. However, if the owner becomes a non-resident of New York or if New York changes its insurance laws to allow the imposition of premium taxes on the amount applied to a settlement option, we will deduct the applicable premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and an income option has been selected, we will issue a supplementary contract to reflect the terms of the selected income option. The supplemental contract will name the payee(s) and will describe the payment schedule.

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SECTION 10 - CONTINUED

B.	FIXED INCOME OPTIONS

Commutation of Payments after the Annuity Commencement Date

For options 1, 2 and 3, if the present value is paid in a single sum, the interest rate used for commutation is the interest rate that equated the amount applied at annuitization to the present value of annuity payments. For option 2(b), present values would be determined using only an interest rate component, but not using a mortality component.

Only the remaining guaranteed annuity payments may be commuted, payments beyond the certain period that are contingent on the life of the annuitant may not be commuted.

Determination of Fixed Income Options

The fixed income option is determined by multiplying each $1,000 of policy proceeds allocated to a fixed income option by the amounts shown on pages 18 and 19 for the option you select. Options 1 and 3 are based on a guaranteed interest rate of 1.5%. Options 2 and 4 are based on a guaranteed interest rate of 1.5% and the “Annuity 2000” (male and female) mortality table projected for improvement using projection scale G (50% of the female scale G factors were used, while 100% of the male scale G factors were used). The rates were projected dynamically using an assumed annuity commencement date of 2005. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Fixed Income Option 1 - Income for a Specified Period

We will make level payments only for the fixed period you choose. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person’s beneficiary or may be commuted and their present value may be paid in a single sum. No funds will remain at the end.

Fixed Income Option 2 - Life Income

You may choose between:

(a)	No Period Certain - We will make level payments only during the annuitant’s lifetime.

(b)	10 Years Certain - We will make level payments for the longer of the annuitant’s lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person’s beneficiary or may be commuted and their present value may be paid in a single sum.

(c)	Guaranteed Return of Policy Proceeds - We will make level payments for the longer of the annuitant’s lifetime or until the total dollar amount of payments equals the amount applied to this option.

If a life only option is elected, no further payments will be made in the event of the death of the person upon whose life the payments are based.

Fixed income option 2(a) is not available for annuitant adjusted age(s) greater than 85.

SB1419	Page 15

SECTION 10 - CONTINUED

Fixed Income Option 3 - Income of a Specified Amount

Payments are made for any specified amount until the amount applied to this option, with interest, is exhausted. This will be a series of level payments followed by a smaller final payment. The period of time over which these payments will be made is the guaranteed period. The specified amount (i.e., level payment) determines the guaranteed period and the smaller final payment, based on the guaranteed interest rate of 1.5%. The guaranteed period and the smaller final payment will be determined using current interest rates if they are greater than the guaranteed interest rate. This option is similar to Option 1, except that the information cannot be included in a table (since the specified amount is not known in advance). In the event of the death of the person receiving payments prior to the time proceeds with interest are exhausted, payments will be continued to that person’s beneficiary or may be commuted and their present value may be paid in a single sum.

Fixed Income Option 4 - Joint and Survivor Annuity

No Period Certain - We will make payments during the joint lifetime of the annuitant and a joint annuitant of your choosing. We will make payments as long as either person is living.

Fixed income option 4 is not available for annuitant adjusted age(s) greater than 85.

Current Income Options

The amounts shown in the tables on pages 18 and 19 are the guaranteed amounts. You may obtain current amounts we offer to individuals of the same class, subject to availability as described under “Guaranteed Income Options” above. Any rates not shown in the tables contained in this annuity policy and which are available will be provided by the Company upon request.

C.	VARIABLE INCOME OPTIONS

Variable Annuity Units

We will use the policy value you tell us to apply to a variable income option to purchase variable annuity units in your chosen subaccounts. The dollar value of variable annuity units in your chosen subaccounts will increase or decrease reflecting the investment experience of your chosen subaccounts. The value of a variable annuity unit in a particular subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a)	is the variable annuity unit value for that subaccount on the immediately preceding business day;

(b)	is the net investment factor for that subaccount for the valuation period; and

(c)	is the assumed investment return adjustment factor for the valuation period.

The assumed investment return adjustment factor for the valuation period is the product of daily discount factors which reflect the effective annual assumed investment return shown on page 20.

The net investment factor used to calculate the value of a variable annuity unit in each subaccount for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)	is the net result of:

(1)	the net asset value of a fund share held in that subaccount determined as of the end of the current valuation period; plus

(2)	the per share amount of any dividend or capital gain distributions made by the fund for shares held in that subaccount if the ex-dividend date occurs during the valuation period; plus or minus

(3)	a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the subaccount.

(b)	is the net asset value of a fund share held in that subaccount determined as of the end of the immediately preceding valuation period.

(c)	is a factor representing the mortality and expense risk fee and administrative charge applicable after the annuity commencement date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data page, of the daily net asset value of a fund share held in the separate account for that subaccount.

C995	Page 16

SECTION 10 – CONTINUED

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying each $1,000 of policy value allocated to a variable income option by the amounts shown on the variable income option table for the variable income option you select. The tables are based on the effective annual assumed investment return shown on page 20 and the “Annuity 2000” (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G (50% of the female scale G factors were used, while 100% of the male scale G factors were used). The rates were projected dynamically using an assumed Annuity Commencement date of 2005. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Variable Income Option 3-V - Life Income

You may choose between:

(a)	No Period Certain – We will make payments during the lifetime of the annuitant.

(b)	10 Years Certain – We will make payments for the longer of the annuitant’s lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person’s beneficiary or may be commuted and their present value may be paid in a single sum. For this option, present values would be determined using only an interest rate component, but not using a mortality component.

Variable Income Option 3-V(a) is not available for adjusted age(s) greater than 85.

Variable Income Option 5-V - Joint and Survivor Annuity

No Period Certain – We will make payments as long as either the annuitant or the joint annuitant is living.

Variable income option 5-V is not available for annuitant adjusted age(s) greater than 85.

Determination of Subsequent Variable Payments

The number of variable annuity units in each selected subaccount is determined by dividing the first variable annuity payment allocated to the subaccount by the variable annuity unit value of that subaccount on the annuity commencement date. The amount of each variable annuity payment after the first payment will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected subaccounts. Each variable annuity payment after the first payment will be equal to the number of variable annuity units in the selected subaccounts multiplied by the variable annuity unit value on the date the payment is made.

Once annuity payments begin, neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced by the Company, shall adversely affect the dollar amount of variable annuity payments to any annuitant for whom such payments have commenced.

CB995	Page 17

GUARANTEED FIXED INCOME OPTIONS **

The amounts shown in these tables are the guaranteed monthly amounts for each 1,000 of the proceeds.

Higher current amounts may be available at the time of settlement.

Option 1		Age*	Option 2 (a)		Option 2 (b)		Option 2 (c)
Number of Years Payable	Amount of Monthly Installment		Monthly Installment For Life No Period Certain		Monthly Installment For Life 10 Years Certain		Monthly Installment For Life Guaranteed Return of Policy Proceeds
			Male	Female	Male	Female	Male	Female
		50	$2.97	$2.86	$2.96	$2.86	$2.79	$2.74
		51	3.04	2.92	3.02	2.91	2.84	2.79
		52	3.10	2.98	3.08	2.97	2.89	2.84
		53	3.18	3.05	3.15	3.03	2.94	2.89
5	17.28	54	3.25	3.11	3.22	3.10	3.00	2.94
6	14.51	55	3.33	3.18	3.30	3.17	3.06	3.00
7	12.53	56	3.41	3.26	3.38	3.24	3.12	3.06
8	11.04	57	3.50	3.34	3.46	3.32	3.18	3.12
9	9.89	58	3.60	3.42	3.55	3.39	3.25	3.18
10	8.96	59	3.69	3.51	3.65	3.48	3.32	3.25
11	8.21	60	3.80	3.60	3.75	3.57	3.39	3.32
12	7.58	61	3.91	3.70	3.85	3.66	3.46	3.39
13	7.05	62	4.03	3.81	3.96	3.76	3.54	3.47
14	6.59	63	4.16	3.92	4.07	3.87	3.63	3.55
15	6.20	64	4.30	4.04	4.20	3.98	3.72	3.63
16	5.85	65	4.45	4.16	4.32	4.09	3.81	3.72
17	5.55	66	4.60	4.30	4.46	4.22	3.91	3.81
18	5.27	67	4.77	4.45	4.60	4.35	4.01	3.91
19	5.03	68	4.95	4.60	4.75	4.49	4.11	4.01
20	4.81	69	5.14	4.77	4.90	4.64	4.23	4.12
		70	5.34	4.95	5.06	4.79	4.34	4.24
		71	5.56	5.15	5.22	4.95	4.47	4.36
		72	5.79	5.36	5.39	5.12	4.60	4.49
		73	6.03	5.59	5.56	5.30	4.73	4.62
		74	6.30	5.83	5.74	5.49	4.88	4.77
		75	6.58	6.10	5.93	5.68	5.03	4.92
		76	6.88	6.39	6.11	5.88	5.18	5.08
		77	7.20	6.70	6.30	6.09	5.35	5.25
		78	7.55	7.03	6.49	6.30	5.53	5.43
		79	7.92	7.40	6.68	6.51	5.71	5.61
		80	8.32	7.79	6.87	6.72	5.90	5.81
		81	8.75	8.22	7.06	6.93	6.11	6.02
		82	9.20	8.69	7.24	7.13	6.32	6.24
		83	9.69	9.19	7.41	7.33	6.55	6.48
		84	10.21	9.74	7.58	7.52	6.78	6.72
		85	10.77	10.33	7.74	7.69	7.03	6.98
		86			7.89	7.86	7.29	7.26
		87			8.03	8.01	7.57	7.54
		88			8.16	8.15	7.86	7.84
		89			8.28	8.27	8.17	8.15
		90			8.38	8.38	8.49	8.48
		91			8.48	8.48	8.83	8.82
		92			8.57	8.57	9.19	9.18
		93			8.65	8.64	9.58	9.56
		94			8.72	8.71	10.00	9.97
		95			8.78	8.77	10.45	10.40
		96			8.83	8.82	10.94	10.87
		97			8.87	8.86	11.48	11.38
		98			8.90	8.90	12.07	11.95

*	Adjusted age as defined in Section 10.A.

**	The guaranteed fixed income amounts are based on a guaranteed annual effective interest rate of 1.5%.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

T1148	Page 18

Fixed Income Option 4

Monthly Installment For Joint and Full Survivor

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$2.20	$2.27	$2.34	$2.41	$2.48	$2.55	$2.62
55	2.35	2.44	2.52	2.61	2.71	2.80	2.88
60	2.54	2.64	2.76	2.88	2.99	3.11	3.23
65	2.77	2.91	3.06	3.22	3.38	3.54	3.69
70	3.08	3.26	3.46	3.67	3.89	4.11	4.33
75	3.47	3.72	3.99	4.29	4.60	4.93	5.24
80	4.01	4.35	4.74	5.17	5.62	6.08	6.53
85	4.75	5.25	5.81	6.44	7.09	7.75	8.36

*	Adjusted age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

TB1148	Page 19

VARIABLE INCOME OPTIONS

BASED ON ASSUMED INVESTMENT RETURN **

The amounts shown in these tables are the initial payment amounts based on a 5.0% assumed investment return for each $1,000 of the proceeds.

	Option 3-V (a)		Option 3-V (b)
	Monthly Installment for Life No Period Certain		Monthly Installment for Life 10 Years Certain
Age*	Male	Female	Male	Female
50	$5.07	$4.93	$5.04	$4.92
51	5.13	4.99	5.09	4.96
52	5.19	5.04	5.15	5.01
53	5.26	5.10	5.21	5.07
54	5.33	5.16	5.27	5.12
55	5.40	5.22	5.34	5.18
56	5.48	5.29	5.41	5.25
57	5.57	5.36	5.49	5.32
58	5.66	5.44	5.57	5.39
59	5.75	5.52	5.66	5.47
60	5.85	5.61	5.75	5.55
61	5.97	5.70	5.85	5.63
62	6.09	5.81	5.95	5.72
63	6.21	5.91	6.06	5.82
64	6.35	6.03	6.17	5.92
65	6.50	6.16	6.29	6.03
66	6.66	6.29	6.42	6.15
67	6.83	6.43	6.55	6.27
68	7.01	6.59	6.69	6.40
69	7.21	6.76	6.83	6.54
70	7.41	6.94	6.98	6.69
71	7.63	7.14	7.13	6.84
72	7.87	7.35	7.28	7.00
73	8.12	7.58	7.45	7.17
74	8.39	7.83	7.61	7.34
75	8.68	8.11	7.78	7.52
76	8.99	8.40	7.95	7.71
77	9.32	8.72	8.12	7.90
78	9.68	9.07	8.29	8.09
79	10.06	9.45	8.47	8.29
80	10.47	9.85	8.64	8.48
81	10.91	10.30	8.80	8.67
82	11.38	10.78	8.97	8.86
83	11.88	11.30	9.12	9.04
84	12.42	11.87	9.27	9.21
85	12.99	12.48	9.41	9.37
86			9.54	9.51
87			9.67	9.65
88			9.78	9.77
89			9.89	9.88
90			9.98	9.98
91			10.07	10.07
92			10.15	10.15
93			10.22	10.22
94			10.28	10.28
95			10.34	10.28
96			10.38	10.38
97			10.42	10.42
98			10.45	10.45

*	Adjusted age as defined in Section 10.A.

**	The discount factor per day which corresponds to the assumed investment return of 5.0% is 99986634.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

H1513	Page 20

Variable Income Option 5-V

Monthly Installment For Joint and Full Survivor

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$4.37	$4.42	$4.46	$4.51	$4.56	$4.62	$4.67
55	4.48	4.54	4.60	4.67	4.74	4.81	4.88
60	4.62	4.70	4.79	4.88	4.98	5.08	5.18
65	4.81	4.92	5.04	5.17	5.31	5.46	5.61
70	5.07	5.23	5.40	5.59	5.79	6.00	6.22
75	5.43	5.65	5.90	6.18	6.48	6.79	7.11
80	5.94	6.26	6.63	7.04	7.49	7.95	8.40
85	6.67	7.15	7.70	8.31	8.97	9.63	10.26

*	Adjusted age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

J1513	Page 21

SECTION 11 - GENERAL PROVISIONS

THE CONTRACT

The entire contract consists of this policy, the Policy Data page, endorsements, and riders, if any, and the application signed by you, a copy of which is attached hereto. No insertion in or other alteration of any written application can be made by any person other than you without your written consent, except that insertions may be made by us for administrative purposes only in such manner as to indicate clearly that the insertions are not to be ascribed to you. All statements in the application made by or under the authority of the applicant are representations and not warranties. Nothing is incorporated by reference, unless a copy is endorsed upon or attached to the policy. Nothing in the policy or any attached endorsements or riders thereto invalidates or impairs any right granted to the owner by New York law.

MODIFICATION OF POLICY

No change in this policy is valid unless made in writing by us and approved by one of our authorized officers. No agent or registered representative has authority to change or waive any provision of your policy.

TAX QUALIFICATION

This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. Any such amendment will be filed with and approved by the New York Department of Insurance prior to use. We will send you a copy in the event of any such amendment. If you refuse such an amendment it must be by giving us written notice, and your refusal may result in adverse tax consequences.

NON-PARTICIPATING

This policy will not share in our profits or surplus.

AGE OR SEX CORRECTIONS

If the age or sex of the annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age and sex. Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the incorrect payment to the date of the adjustment.

INCONTESTABILITY

This policy shall be incontestable from the policy date.

EVIDENCE OF SURVIVAL

We have the right to require evidence satisfactory to us that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence of continued survival.

SETTLEMENT

Any payment by us under this policy is payable at our administrative office.

RIGHTS OF OWNER

Prior to the annuity commencement date, the owner may, while the annuitant is living:

1.	Assign this policy.

2.	Surrender the policy to us.

3.	Amend or modify the policy with our consent.

4.	Name a payee to receive the payments.

5.	Exercise, receive, and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee, irrevocable beneficiary, and of the spouse in a community or marital property state.

CHANGE OF OWNERSHIP

As permitted by law, you can change the owner of this policy by notifying us in writing in a form and manner acceptable to us. When a change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner will not be effective until it is received by us. After it has been so received, the change will take effect as of the date you signed the notice. However, if the annuitant dies before the notice has been so received, it will not be effective as to those proceeds we have paid before the change was received by us.

We may require that the change be endorsed in the policy. Changing the owner does not change the beneficiary or the annuitant.

A change of ownership may result in adverse tax consequences.

ANNUITY COMMENCEMENT DATE

The annuity commencement date is the date annuity payments begin. In no event can this date be later than the last day of the month following the month in which the annuitant attains age 90, or 10 years from the policy date, if later. You may change the annuity commencement date at any time before the annuity commencement date by giving us 30 days’ written notice. However, the revised annuity commencement date may not be earlier than the first day of the calendar month coinciding with or next following the first policy anniversary.

R449	Page 22

SECTION 11 - CONTINUED

ASSIGNMENT

(a)	In the case of a non tax-qualified annuity, this Policy may be assigned. The assignment must be in writing and filed with us.

(b)	We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c)	This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this policy is then restricted so that it will comply with provisions of the Internal Revenue Code.

Assignment of this policy may result in adverse tax consequences.

BENEFICIARY

Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. However, if there is a surviving owner(s), the surviving owner(s) automatically takes the place of any beneficiary designation. Prior to the annuitant’s death, you may name or change a beneficiary, without the beneficiary’s consent (unless irrevocably designated or required by law) at any time by notifying us in writing in a form and manner acceptable to us. The change will take effect upon the date you sign it, whether or not you are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of the annuitant’s death. Your most recent change of beneficiary notice will replace any prior beneficiary designations in their entirety. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, you may designate a new beneficiary.

You may direct the manner of payment of death proceeds pursuant to the terms of this policy, subject to applicable law. In the absence of such direction, the beneficiary may elect the manner of payment or make an election of any option.

Only those beneficiaries living or in existence at the time of the annuitant’s death will be eligible to receive a share of the death proceeds. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living or in existence at the time the death proceeds become payable. Payment will be made to the named contingent beneficiaries only if all primary beneficiaries have died before the death proceeds become payable.

If death proceeds are payable to more than one beneficiary and you failed to specify their interest, they will share equally. If any beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

PROTECTION OF PROCEEDS

Unless you so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the payments are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT

We will pay any partial withdrawals or surrender proceeds from the separate account within 7 days after all requirements have been met. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the separate account. In that case, we may defer transfers among the subaccounts and to the fixed account, and determination or payment of partial withdrawals or surrender proceeds.

When permitted by law, we may defer paying any partial withdrawals or surrender proceeds from the fixed account for up to 6 months from the date we receive your request. If the annuitant dies after the request is made, but before the request is processed, the request will be processed before the death proceeds are determined. The interest rate will be the effective annual interest rate currently being credited to the fixed account.

REPORTS TO OWNER

We will give you an annual report at least once each policy year. This report will show the number and value of the accumulation units held in each of the subaccounts as well as the value of the fixed account. It will also show the death benefit, cash value; surrender charges and the method for determining the cash value. The report will be sent to you at the most current address we have recorded for you.

RB449	Page 23

A Stock Company (Hereafter called the Company, we, our or us)	Home Office located at: 4 Manhattanville Road, Purchase, New York 10577 [Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319) 398-8511]

INDEX

Page
Accumulation Units	8
Adjusted Age	14
Age or Sex Corrections	22
Annuity Commencement Date	22
Assignment	23
Beneficiary	23
Betterment of Rates	14
Cash Value	5
Commutation of Payments after the Annuity Commencement Date	15
Contract	22
Death Proceeds	11
Definitions	2
Dollar Cost Averaging Option	10
Evidence of Survival	22
Fixed Account	9
Guaranteed Minimum Death Benefit	11
Guaranteed Return of Fixed Account Premium Payments	6
Income Options	15
Income Option Tables	18
Incontestability	22
Modification of Policy	22
Non-participating	22
Partial Withdrawals	5
Payee	14
Payment of Premiums	4
Policy Data Page	3
Policy Value	5
Proof of Age	14
Protection of Proceeds	23
Right to Cancel	1
Rights of Owner	22
Separate Account	7
Service Charge	5
Settlement	22
Surrender Charges	6
Transfers	10

Flexible Premium Deferred Variable Annuity

Income Payable At Annuity Commencement Date

Benefits Based On The Performance Of The Separate Account

Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 5, 6, 9 and 10C)

Non-Participating

WE RESERVE THE RIGHT TO (I) REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT,

AND (II) PROHIBIT TRANSFERS TO THE FIXED ACCOUNT, AFTER THE POLICY DATE

Y1231

A Stock Company (Hereafter called the Company, we, our or us)	Home Office located at: 4 Manhattanville Road, Purchase, New York 10577 [Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319) 398-8511]

UNISEX AMENDATORY ENDORSEMENT

The Policy to which this Endorsement is attached is amended to replace the Age or Sex Corrections provision in Section 11, the Guaranteed Income Options provision in Section 10 and the Tables in Section 10 (Guaranteed Fixed Income Options and Variable Income Options) with the following language:

Age Corrections

If the age of the Annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age.

Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

Determination of Fixed Income Options

The fixed income option is determined by multiplying each $1,000 of policy proceeds allocated to a fixed income option by the amounts shown on pages 18 and 19 for the option you select. Options 1 and 3 are based on a guaranteed interest rate of 1.5%. Options 2 and 4 are based on a guaranteed interest rate of 1.5% and the “Annuity 2000” (30% male, 70% female) mortality table projected for improvement using projection scale G (50% of the female scale G factors were used, while 100% of the male scale G factors were used). The rates were projected dynamically using an assumed annuity commencement date of 2005. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

AE 1234 1004

GUARANTEED FIXED INCOME OPTIONS**

The amounts shown in these tables are the guaranteed monthly amounts for each $1,000 of the proceeds. Higher current amounts may be available at the time of settlement.

Option 1			Option 2 (a)	Option 2 (b)	Option 2 (c)
Number of Years Payable	Amount of Monthly Installment		Monthly Installment For Life No Period Certain	Monthly Installment For Life 10 Years Certain	Monthly Installment For Life Guaranteed Return Of Proceeds
		Age*	Unisex	Unisex	Unisex
		50	2.90	2.89	2.76
		51	2.96	2.94	2.80
		52	3.02	3.01	2.85
		53	3.09	3.07	2.90
5	17.28	54	3.15	3.14	2.96
6	14.51	55	3.23	3.21	3.02
7	12.53	56	3.30	3.28	3.07
8	11.04	57	3.39	3.36	3.14
9	9.89	58	3.47	3.44	3.20
10	8.96	59	3.56	3.53	3.27
11	8.21	60	3.66	3.62	3.34
12	7.58	61	3.76	3.72	3.41
13	7.05	62	3.87	3.82	3.49
14	6.59	63	3.99	3.93	3.57
15	6.20	64	4.12	4.04	3.66
16	5.85	65	4.25	4.16	3.75
17	5.55	66	4.39	4.29	3.84
18	5.27	67	4.54	4.42	3.94
19	5.03	68	4.71	4.57	4.04
20	4.81	69	4.88	4.71	4.15
		70	5.07	4.87	4.27
		71	5.27	5.03	4.39
		72	5.49	5.20	4.52
		73	5.72	5.38	4.66
		74	5.97	5.57	4.80
		75	6.24	5.76	4.95
		76	6.53	5.95	5.11
		77	6.85	6.15	5.28
		78	7.19	6.36	5.46
		79	7.55	6.56	5.64
		80	7.95	6.77	5.84
		81	8.38	6.97	6.05
		82	8.84	7.16	6.27
		83	9.34	7.36	6.50
		84	9.88	7.54	6.74
		85	10.46	7.71	7.00
		86		7.87	7.27
		87		8.01	7.55
		88		8.15	7.85
		89		8.27	8.16
		90		8.38	8.48
		91		8.48	8.83
		92		8.57	9.19
		93		8.65	9.57
		94		8.71	9.98
		95		8.77	10.42
		96		8.82	10.89
		97		8.86	11.41
		98		8.90	11.99

*	Adjusted age as defined in Section 10.A.

**	The guaranteed income amounts are based on a guaranteed interest rate of 1.5%.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

AE 1234 1004 (2)

Fixed Income Option 4

Monthly Installment For Unisex Joint and Full Survivor

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$2.20	$2.27	$2.34	$2.41	$2.48	$2.55	$2.61
55	2.36	2.44	2.53	2.62	2.70	2.79	2.87
60	2.55	2.65	2.76	2.88	2.99	3.10	3.20
65	2.79	2.92	3.07	3.22	3.37	3.52	3.66
70	3.10	3.28	3.47	3.67	3.88	4.09	4.28
75	3.50	3.75	4.02	4.30	4.60	4.89	5.16
80	4.06	4.40	4.78	5.19	5.62	6.04	6.44
85	4.83	5.32	5.87	6.47	7.10	7.71	8.28

*	Adjusted age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

AE 1234 1004 (3)

VARIABLE INCOME OPTIONS

BASED ON ASSUMED INVESTMENT RETURN**

The amounts shown in these tables are the initial payment amount based on a 5.0%

assumed investment return for each $1,000 of the proceeds.

	Option 3-V(a)	Option 3-V(b)
	Monthly Installment For Life No Period Certain	Monthly Installment For Life 10 Years Certain
Age*	Unisex	Unisex
50	$ 4.98	$ 4.95
51	5.03	5.00
52	5.08	5.05
53	5.14	5.11
54	5.21	5.17
55	5.27	5.23
56	5.35	5.30
57	5.42	5.37
58	5.50	5.44
59	5.59	5.52
60	5.68	5.61
61	5.78	5.70
62	5.89	5.79
63	6.00	5.89
64	6.13	6.00
65	6.26	6.11
66	6.40	6.23
67	6.55	6.36
68	6.71	6.49
69	6.89	6.63
70	7.08	6.77
71	7.28	6.93
72	7.50	7.09
73	7.74	7.25
74	8.00	7.42
75	8.28	7.60
76	8.58	7.78
77	8.90	7.97
78	9.25	8.16
79	9.63	8.34
80	10.04	8.53
81	10.48	8.71
82	10.96	8.89
83	11.47	9.06
84	12.03	9.23
85	12.63	9.38
86		9.52
87		9.65
88		9.77
89		9.88
90		9.98
91		10.07
92		10.15
93		10.22
94		10.28
95		10.28
96		10.38
97		10.42
98		10.45

*	Adjusted age as defined in the Section 10.A.

**	The discount factor per day which corresponds to the assumed return of 5.0% is .99986634.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

AE 1234 1004 (4)

Variable Income Option 5-V

Monthly Installment For Unisex Joint and Full Survivor

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$4.38	$4.42	$4.47	$4.51	$4.56	$4.61	$4.66
55	4.48	4.54	4.60	4.67	4.73	4.80	4.87
60	4.63	4.70	4.79	4.88	4.97	5.07	5.16
65	4.82	4.93	5.05	5.17	5.30	5.44	5.57
70	5.09	5.24	5.41	5.59	5.78	5.97	6.16
75	5.46	5.68	5.93	6.19	6.47	6.75	7.03
80	5.99	6.31	6.67	7.07	7.48	7.90	8.30
85	6.75	7.23	7.76	8.35	8.97	9.59	10.17

*	Adjusted age as defined in Section 10.A

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

If any life income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem the election to have been made for the longest period certain which could have been elected for such age and amount.

Signed for us at our home office.

[/s/ Illegible]	[/s/ Illegible]
SECRETARY	PRESIDENT

AE 1234 1004 (5)